EXHIBIT 99.1

Infonet Services Corporation

Morgan Molthrop +1-310-335-2606

morgan_molthrop@infonet.com

For Immediate Release

Infonet Reports Fiscal 2003 Year-end Results

El Segundo, CA – June 19, 2003 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for its fiscal year 2003 and the fourth quarter ended March 31, 2003.

Total revenue for fiscal 2003 was $654 million compared to $646 million for fiscal 2002. Fiscal 2003 revenue includes an incentive fee that Infonet earned in connection with the completion of a European outsourcing agreement, of which $74 million was recognized and $57 million was collected in cash during fiscal 2003. Revenue for the fourth quarter of fiscal 2003 was $166 million, compared to $159 million for the fourth quarter of fiscal 2002, an increase of 5%. Fourth quarter revenue includes $17 million of the incentive fee.

Core revenue1, excluding the $74 million incentive fee, increased 10% in fiscal 2003 to $552 million from $500 million in fiscal 2002. Core revenue for the fourth quarter of fiscal 2003, excluding the incentive fee of $17 million, was $149 million, versus $131 million in fiscal 2002, an increase of 14%. Core revenue growth reflects continued demand for Infonet’s value-added services. Core revenue will represent 100% of revenue going forward, based on our current plan.

Expenses

To provide greater visibility into the relationship of variable expenses to total expenses as well as revenue, we have reclassified our expenses. Expenses are now classified into five expense categories, two of which fluctuate directly with our revenues and three other operating expense categories which are fixed or can fluctuate irrespective

[1]	Does not include European outsourcing revenue.

of our revenues. The two variable cost categories are costs related to all services and local access variable costs. We believe this reclassification will better present our cost structure. In the case of local access costs, the reclassification allows the consolidation of variable access costs from multiple expense categories into one category.

Total expenses for fiscal 2003 were $701 million, compared to $670 million a year ago, an increase of 5%. Total expenses for the fourth quarter increased to $177 million from $164 million a year ago, an increase of 8%.

Communication Services Costs

Communication services costs decreased $54 million, or 34%, from $156 million in fiscal 2002 to $102 million in fiscal 2003, primarily as a result of the completion of the European outsourcing contract. Communication services costs, which are not associated with local access costs, include both country representative compensation and support compensation. The country representative compensation was previously reported in the country representative compensation category. The support compensation expense was previously reported in the selling, general and administrative category. Communication services costs excluding outsourcing services increased $11 million, or 15%, from $76 million in fiscal 2002 to $87 million in fiscal 2003. The increase is related to an increase in revenue.

Integration and Provisioning Costs

Integration and provisioning costs increased $9 million, or 5%, from $162 million in fiscal 2002 to $171 million in fiscal 2003, largely due to increased integration and provisioning revenue. Integration and provisioning costs include expenses related to the provisioning of the “last mile” whereby Infonet installs and manages leased lines and customer premise equipment at the client site to enable access to The World Network. Integration and provisioning costs excluding outsourcing services increased $36 million, or 28%, from $129 million in fiscal 2002 to $165 million in fiscal 2003. The increase is primarily related to an increase in revenue. Integration and provisioning costs as a percentage of the local access portion of consulting, integration and provisioning revenue, excluding outsourcing services, was 97% in both fiscal 2002 and fiscal 2003.

Bandwidth and Related Costs

Bandwidth and related costs increased $39 million, or 35%, from $110 million in fiscal 2002 to $149 million in fiscal 2003. The increase was primarily due to a write-off of $41 million in bandwidth assets during the first quarter of fiscal 2003. Bandwidth and related costs are primarily comprised of leasing and amortization expenses associated with network circuits. Excluding the write-off, bandwidth and related costs decreased by $2 million in fiscal 2003, reflecting the fact that Infonet is able to leverage its network as core revenue grows.

Network Operations

Network operations expense increased $22 million, or 21%, from $102 million in fiscal 2002 to $124 million in fiscal 2003, including approximately $14 million in increased expenses associated with the support of transitioned European outsourcing agreement clients. Excluding this amount, the increase was $8 million or 7%. Our network operations expense includes costs associated with our network management, operations and support activities. These costs include personnel, occupancy, maintenance, equipment depreciation, outsourcing costs and other network related costs.

Selling, General and Administrative

Selling, general and administrative expenses increased $16 million, or 11%, from $140 million in fiscal 2002 to $156 million in fiscal 2003, primarily due to bad-debt expenses caused by the bankruptcy of our resellers. We have rarely incurred bad-debt expenses in the past. Excluding the bad debt expense of $6 million, SG&A increased by 7% for fiscal 2003. Selling expenses consist primarily of personnel costs and incentive compensation related to our consolidated country representative sales force, as well as costs related to providing centralized sales and marketing support for our non-consolidated country representatives.

Depreciation and Amortization

Depreciation, amortization and asset write-offs for fiscal 2003 were $118 million. Excluding asset write-offs, depreciation and amortization charges were $77 million in fiscal 2003, up $1 million from the previous fiscal year. Depreciation and amortization for the fourth quarter of fiscal 2003 totaled $19 million, a $1 million decrease from that of the fourth quarter a year ago.

Operating Income, Net Income, EPS

Operating loss increased from $25 million in fiscal 2002 to $47 million in fiscal 2003. Infonet’s operating loss for the fourth quarter of fiscal 2003 totaled $12 million. This compares to an operating loss in the comparable quarter last year of $5 million.

For fiscal 2003, Infonet recorded an income tax charge of $178 million compared to a tax provision a year ago of $2 million. The 2003 non-cash charge included approximately $182 million booked in the fourth quarter of fiscal 2003 to establish a valuation allowance against the Company’s net domestic deferred tax assets.

Net loss for fiscal 2003 totaled $220 million, or $0.47 per share. In fiscal 2002, the company recorded a net loss of $13 million, or $0.03 per share. Net loss for the fourth quarter totaled $196 million, or $0.42 per share. In the year-ago fourth quarter, the Company recorded a net loss of $4 million, or $0.01 per share.

Extraordinary Item: Debt Repayment

During the latter half of fiscal 2003, Infonet repaid all of its outstanding debt – $102 million, including $21 million of mortgage debt and $81 million under its $250 million credit agreement. The Company recorded an extraordinary expense of $5 million, which represents unamortized debt issuance costs and other costs associated with the debt payoff and termination of the credit agreement.

Other Operating Highlights

Capital Expenditures

The cash outlay for capital expenditures for fiscal 2003 totaled approximately $45 million, compared to $172 million in fiscal 2002. The cash outlay for the fourth quarter of fiscal 2003 was approximately $9 million compared to $14 million for the fourth quarter of fiscal 2002.

Client Data

In fiscal 2003, Infonet added 672 new client service contracts, compared to 685 new client service contracts during fiscal 2002. Of the new contracts added in fiscal 2003, 343 were new clients and 329 represented additional sales to existing clients. During the fourth quarter of fiscal 2003, Infonet added 169 new client service contracts, compared to 125 new client service contracts during the fourth quarter of fiscal 2002. Of the new contracts added in the fourth quarter of fiscal 2003, 82 were new clients and 87 represented additional sales to existing clients.

Balance Sheet and Cash Position

At March 31, 2003, after repaying approximately $109 million in debt, Infonet’s balance sheet reflected cash, cash equivalents and short-term investments totaling $429 million, compared to $518 million at fiscal year-end March 31, 2002.

Net cash generated from operating activities during the year was approximately $94 million, which included the incentive fee payment of $57 million. The cash outlay for capital expenditures of approximately $45 million, a new business investment of approximately $18 million, stock repurchases of approximately $12 million, and the debt repayment of approximately $109 million are reflected in the changes in our cash and short-term investments.

Operating cash flow for fiscal 2003 of approximately $94 million, less the outlay for capital expenditures of approximately $45 million, resulted in a free cash flow of approximately $49 million. Operating cash flow, excluding the benefit of the incentive fee, less outlay for the capital expenditures, resulted in near positive cash flow.

Stock Repurchase Program

Infonet’s Board of Directors previously approved the expenditure of up to $100 million over 24 months to repurchase shares of the Company’s common stock. Infonet repurchased approximately 6.2 million shares in fiscal 2003 for $12.3 million at an average price of $1.97 per share. As of March 31, 2003, Infonet had repurchased approximately 7.4 million shares since the inception of the program for $14.8 million at an average price of $2.01 per share.

Commentary

José A. Collazo, Chairman, President and CEO, said, “Infonet ended fiscal 2003 with core revenue growth of 10%, no debt and cash and short term investments of $429 million and core revenue of $552 million. This occurred during a year that saw bankruptcies of companies such as Worldcom, KPNQwest, Genuity and others.

“Demand for our services, as evidenced by new account growth in the Americas and the Europe, Middle East and Africa (EMEA) regions, continued strong in spite of various geopolitical factors. New clients increased by 23% to 139 new clients in the Americas and by 6% to 417 new clients in EMEA in fiscal 2003. New clients in Asia-Pacific were 116 compared to 178 new clients in the previous fiscal year.

“Fiscal 2003 saw an introduction of new service offerings, particularly in the IP area, which is experiencing strong demand by multinational entities. Infonet’s financial strength means that our new services introduction as well as improvements to many of our existing services continues even during periods of slow economic activity.

“Our core revenue per Infonet employee, excluding the impact of the $74 million incentive fee, was approximately $545,000 compared to approximately $521,000 in fiscal 2002, an improvement of five percent. Overall revenue per Infonet employee was approximately $645,000 in fiscal 2003 and approximately $672,000 in fiscal 2002, reflecting the decreases from the outsourcing contract. The core revenue per employee increase shows that we are able to improve the productivity of our personnel in a business that continues to experience price erosion of about 20%.

“Our operating results also reflected our continued investment in developing services and increases in our integration and provisioning costs, particularly increases in local access costs. We are taking steps to increase the coverage of our network and to deploy new technologies to reduce local access costs.

“With a strong balance sheet, demand for our services and a focused program aimed at improved margins we expect to continue progress towards our goal of generating after tax profits from our core business.”

Regional Highlights

Americas

Infonet’s revenue in Americas, including the incentive fee of $74 million, was $213 million in fiscal 2003 compared to $143 million in fiscal 2002.

Sales to new clients in Americas in fiscal 2003 include 139 new client contracts: 79 new clients and 60 new contracts with existing clients. This compares to 113 new contracts signed in fiscal 2002.

Infonet’s revenue in Americas was $56 million in the fourth quarter of fiscal 2003, including $17 million of the incentive fee, compared to $36 million in the fourth quarter of fiscal 2002.

Sales to new clients in Americas for the fourth quarter of fiscal 2003 include 40 new client contracts: 31 new clients and 9 new contracts with existing clients. This compares to 26 new contracts signed in the fourth quarter of fiscal 2002.

Asia Pacific

Infonet’s revenue in Asia Pacific was $90 million in fiscal 2003 compared to $79 million in fiscal 2002.

Sales to new clients in Asia Pacific in fiscal 2003 include 116 new client contracts: 63 new clients and 53 new contracts with existing clients. This compares to 178 new contracts signed in fiscal 2002.

Infonet’s revenue in Asia Pacific of $22 million in the fourth quarter of fiscal 2003 compared to $23 million in the fourth quarter of fiscal 2002.

Sales to new clients in Asia Pacific for the fourth quarter of this fiscal year include 22 new client contracts: 8 new clients and 14 new contracts with existing clients. This compares to 30 new contracts signed in the fourth quarter of fiscal 2002.

Europe, Middle East and Africa (EMEA)

Infonet’s revenue in EMEA was $351 million in fiscal 2003 compared to $424 million in fiscal 2002. Excluding non-core revenue of $146 million in fiscal 2002 and $28 million in fiscal 2003, Infonet’s revenue in EMEA increased $45 million, or 16%, from $278 million in fiscal 2002 to $323 million in fiscal 2003.

Sales to new clients in EMEA in fiscal 2003 include 417 new client contracts: 201 new clients and 216 new contracts with existing clients. This compares to 394 new contracts signed in fiscal 2002.

Infonet’s EMEA revenue was $87 million in the fourth quarter of fiscal 2003 compared to $100 million in the fourth quarter of fiscal 2002. Core revenue grew by 20% compared to the fourth quarter of fiscal 2002.

Sales to new clients in EMEA for the fourth quarter of this fiscal year include 107 new client contracts: 43 new clients and 64 new contracts with existing clients. This compares to 69 new contracts signed in the fourth quarter of fiscal 2002.

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-K with the Securities and Exchange Commission for the year ended March 31, 2003 on June 26, 2003. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Webcast to review fourth quarter results on Friday, June 20, 2003, at 9 a.m. New York time (2 p.m. in London, 6 a.m. in Los Angeles). Participants within the United States should call 1-800-289-0436. Outside the United States, participants should call +1-913-981-5507.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call +1-719-457-0820. The replay will be available from noon, Eastern Standard Time on Friday, June 20, through midnight on June 24, 2003. The confirmation code for the replay is 248502.

For a full list of investor relations activities and presentations, please visit the investor relations portion of our website: www.infonet.com.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for nearly 3,000 multinational enterprises.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, remote and local access, provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational corporations. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in over 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

Infonet has made forward-looking statements in this release. These statements are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events. The accuracy of our forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network, and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10-K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

(Tables Follow)

Table 1 Key Comparisons, in thousands, except EPS and percent change

	Twelve Months YTD
	FY03			FY02			% change
	Core	Non Core	Total	Core	Non Core	Total	Core	Non Core	Total
Income Statement Data
Revenues:
Network services	$321,661	$0	$321,661	$305,226	$0	$305,226	5%	na	5%
Consulting, integration and provisioning services	184,419	6,661	191,080	154,315	38,777	193,092	20%	-83%	-1%
Applications services	21,974	0	21,974	8,269	0	8,269	166%	na	166%
Management contract incentive fee	73,653	0	73,653	0	0	0	na	na	na
Other communications services	24,409	21,419	45,828	32,273	106,919	139,192	-24%	-80%	-67%

Total revenues	626,116	28,080	654,196	500,083	145,696	645,779	25%	-81%	1%
Expenses:
Communication services costs	87,353	15,076	102,429	75,897	79,951	155,848	15%	-81%	-34%
Integration and provisioning costs	$165,132	$5,959	171,091	$128,631	$33,690	162,321	28%	-82%	5%
Bandwidth and related costs*			148,676			109,888			35%
Network operations			123,542			102,188			21%
Selling, general and administrative**			155,637			140,198			11%

Total expenses			701,375			670,443			5%
Operating loss			(47,179)			(24,664)			na
Other income (expense):
Interest income			14,366			25,029			-43%
Interest expense			(6,777)			(11,061)			-39%
Other, net			2,904			392			641%

Total other income			10,493			14,360			-27%
Provision for income taxes			177,559			2,164			na
Minority interest			476			851			-44%
Extraordinary item			5,205			0			na
Net loss			(219,926)			(13,319)			na
EPS			(0.47)			(0.03)			na
Depreciation, amortization and asset write-offs			117,994			77,418			52%
Balance Sheet Data
Cash, cash equivalents, and short term investments			428,979			517,771			-17%
Current assets			617,045			727,663			-15%
Total assets			1,094,727			1,410,139			-22%
Current liabilities			169,599			169,920			0%
Total debt			6,232			118,171			-95%
Total stockholders’ equity			$882,708			$1,097,791			-20%

*	Includes write-offs of approximately $41 million in fiscal 2003, and $2 million in fiscal 2002.
**	Includes bad debt write-offs of approximately $6 million from resellers in fiscal 2003.

Table 2 Key Comparisons, in thousands, except EPS and percent change

	Q4
	FY03			FY02			% change
	Core	Non Core	Total	Core	Non Core	Total	Core	Non Core	Total
Income Statement Data
Revenues:
Network services	$82,359	$0	$82,359	$78,281	$0	$78,281	5%	na	5%
Consulting, integration and provisioning services	52,397	0	52,397	42,107	7,837	49,944	24%	-100%	5%
Applications services	9,121	0	9,121	2,105	0	2,105	333%	na	333%
Management contract incentive fee	16,947	0	16,947	0	0	0
Other communications services	4,956	0	4,956	8,483	19,782	28,265	-42%	-100%	-82%

Total revenues	165,780	0	165,780	130,976	27,619	158,595	27%	-100%	5%
Expenses:
Communication services costs	25,316	0	25,316	21,111	14,078	35,189	20%	na	-28%
Integration and provisioning costs	$46,965	$0	46,965	$33,638	$6,962	40,600	40%	na	16%
Bandwidth and related costs*			27,761			25,713			8%
Network operations			36,270			25,639			41%
Selling, general and administrative			41,118			36,666			12%

Total expenses			177,430			163,807			8%
Operating loss			(11,650)			(5,212)			na
Other income (expense):
Interest income			3,189			4,798			-34%
Interest expense			(561)			(2,204)			-75%
Other, net			49			477			-90%

Total other income			2,677			3,071			-13%
Provision for income taxes			182,789			1,127			na
Minority interest			166			271			-39%
Extraordinary item			3,590			0			na
Net loss			(195,518)			(3,539)			na
EPS			(0.42)			(0.01)			na
Depreciation, amortization and asset write-offs			19,134			21,858			-12%
Balance Sheet Data
Cash, cash equivalents, and short term investments			428,979			517,771			-17%
Current assets			617,045			727,663			-15%
Total assets			1,094,727			1,410,139			-22%
Current liabilities			169,599			169,920			0%
Total debt			6,232			118,171			-95%
Total stockholders’ equity			$882,708			$1,097,791			-20%

*	Includes write-offs of approximately $2 million in the fourth quarter of fiscal 2002

Table 3 Expenses Reclassification, in thousands

	Year Ended March 31, 2003
	Country Representative Compensation	Bandwidth	Network Operations	Selling, General and Administrative	Total – New Classifications
Communication services costs	$81,581	$0	$0	$20,848	$102,429
Integration and provisioning costs	38,630	11,902	(548)	121,107	171,091
Bandwidth and related costs	0	148,676	0	0	148,676
Network operations	0	0	123,542	0	123,542
Selling, general and administrative	0	0	0	155,637	155,637

Total – Prior Classifications	$120,211	$160,578	$122,994	$297,592	$701,375

	Year Ended March 31, 2002
	Country Representative Compensation	Bandwidth	Network Operations	Selling, General and Administrative	Total – New Classifications
Communication services costs	$148,349	$0	$0	$7,499	$155,848
Integration and provisioning costs	63,677	10,747	619	87,278	162,321
Bandwidth and related costs	0	109,888	0	0	109,888
Network operations	0	0	102,188	0	102,188
Selling, general and administrative	0	0	0	140,198	140,198

Total – Prior Classifications	$212,026	$120,635	$102,807	$234,975	$670,443

	Q4 ended March 31, 2003
	Country Representative Compensation	Bandwidth	Network Operations	Selling, General and Administrative	Total – New Classifications
Communication services costs	$16,983	$0	$0	$8,333	$25,316
Integration and provisioning costs	9,789	3,673	(192)	33,695	46,965
Bandwidth and related costs	0	27,761	0	0	27,761
Network operations	0	0	36,270	0	36,270
Selling, general and administrative	0	0	0	41,118	41,118

Total – Prior Classifications	$26,772	$31,434	$36,078	$83,146	$177,430

	Q4 Ended March 31, 2002
	Country Representative Compensation	Bandwidth	Network Operations	Selling, General and Administrative	Total – New Classifications
Communication services costs	$30,708	$0	$0	$4,481	$35,190
Integration and provisioning costs	15,240	1,763	251	23,346	40,600
Bandwidth and related costs	0	25,713	0	0	25,713
Network operations	0	0	25,639	0	25,639
Selling, general and administrative	0	0	0	36,666	36,666

Total – Prior Classifications	$45,948	$27,476	$25,890	$64,493	$163,807

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